Exhibit 99.2

PAULA FINANCIAL

Charter of the Disclosure Committee

Dated February 13, 2006

I.	Disclosure Committee Purpose

The Disclosure Committee (the “Committee”) is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities.

PAULA Financial (the “Company”) endeavors to ensure that all disclosures made by the Company to its security holders or the investment community should be accurate and complete and should be made on a timely basis in a clear, concise and understandable format as required by applicable laws and stock exchange requirements. Additionally, all disclosures should fairly present the Company’s financial condition and results of operations in all material respects.

The Disclosure Committee’s primary duties and responsibilities are to:

-
Establish controls and other procedures that are designed to ensure that 1) information required to be disclosed to the Securities and Exchange Commission (“SEC”) and other written information that the Company will disclose to the investment community is recorded, processed, summarized and reported accurately and on a timely basis and 2) information is accumulated and communicated to management and the Board, as appropriate to allow timely decisions regarding such required disclosure (“Disclosure Controls”).

-	Monitor the integrity and periodically evaluate the effectiveness of the Company’s Disclosure Controls.

-
Review and supervise the preparation of the Company’s (i) periodic and current reports, proxy statements, information statements, registration statements and any other information filed with the SEC; (ii) press releases containing, among other things, financial information, information about material acquisitions or dispositions or other information material to the Company’s security holders; (iii) correspondence containing financial information that is broadly disseminated to shareholders (i, ii and iii collectively, the “Disclosure Statements”) and disclosure policies for the Company’s corporate/investor relations website.

-
Evaluate the effectiveness of the Company’s Disclosure Controls prior to the filing of and as of the periods covered by the Company’s Annual Report on Form 10-KSB and each Quarterly Report on Form 10-QSB.

-
Discuss with the Board of Directors all relevant and material information with respect to the Committee’s proceedings and the Committee’s evaluation of the effectiveness of the Company’s Disclosure Controls.

-	Review and reassess the adequacy of this Charter at least annually, and recommend to the Board any amendments to this Charter that the Committee considers necessary or advisable.

-	Perform other functions as the Board may from time to time assign.

In discharging its duties, the Committee shall have full access to all Company books, records, facilities, and personnel.

II.	Disclosure Committee Composition and Meetings

The members of the Committee shall initially consist of the Chairman of the Audit Committee, the Chief Executive Officer and the Vice President-Finance. Such members may be replaced or new members added, at any time by the Board of Directors.

The Committee shall meet as frequently as circumstances dictate to (i) ensure the accuracy and completeness of the Disclosure Statements and (ii) evaluate the Disclosure Controls and determine whether any changes to the Disclosure Controls are necessary or advisable in connection with the preparation of the Company’s upcoming periodic reports or other Disclosure Statements, taking into account developments since the most recent meeting, including changes in the Company’s organization and business lines and any change in economic or industry conditions.

The Committee shall meet either in person or telephonically.

Where necessary to meet SEC deadlines, (i) reports on Form 8-K containing material financial information my be filed without Committee review if approved by the CEO and VP-Finance and (ii) any other reports on Form 8-K may be filed without Committee review if approved by the CEO and VP-Finance.